Exhibit 99.1

NEW AGE BEVERAGES CORPORATION
ANNOUNCES Q3 2018 RESULTS

DENVER, COLORADO, November 14, 2018 – NEW AGE BEVERAGES CORPORATION (NASDAQ: NBEV), the Colorado-based healthy lifestyle company focused on becoming the world’s leading healthy beverage company, today announced the results for the third quarter ended September 30, 2018.

KEY HIGHLIGHTS:

-
Balance sheet significantly strengthened with $12 million credit line, elimination of all debt, cash balanced increased to ≈$28 million and total assets increased to >$100 million
-
3rd quarter revenue and gross margin impacted by the working capital shortfall throughout most of the third quarter
-
CBD and Health Sciences products in production for launch before Christmas

Brent Willis, Chief Executive Officer of New Age mentioned, “New Age continued to progress its strategy to become the world’s leading healthy beverage company in Q3. We significantly strengthened the Company’s balance sheet and cash position. Now, with the distribution breadth of our core brands and our ability to fulfill demand, the impending launch of our CBD portfolio, and next steps with strategic growth opportunities, we are confident in our ability to continue to drive excellent return for shareowners.”

On August 24, 2018, New Age completed an $11.8 million underwritten offering with Roth Capital Partners and Northland Capital Partners, that enabled the Company to 1) eliminate all debt including a previously installed $4.8 million term loan, 2) purchase inventory, and 3) trigger the implementation of a new $12 million line of credit. The inventory purchases replenished New Age’s supply chain in the last week of the third and first few weeks of the fourth quarter.

New Age also implemented an At-The-Market offering which during the quarter increased the Company’s cash balance to $28.6 million versus a prior year cash balance of $285 thousand. The proceeds of the now closed offering are envisioned to be used to pursue potential acquisitions and to further drive organic growth of the current and new CBD portfolio.

Greg Gould, newly appointed Chief Financial Officer of New Age Beverages commented, “For the first time in the Company’s history, New Age has the scale to be profitable and the balance sheet, and the cash to drive organic growth of an excellent brand portfolio, as well as to pursue external growth opportunities. I was attracted to New Age because of the strength of its brand portfolio and the quality of the management team and board. Now, fully funded, we are in a tremendous position to drive real value for shareholders.”

Q3 2018 FINANCIAL RESULTS

For the three-month period ended September 30, 2018, gross revenues reached $15.3 million versus $16.8 million in the prior year quarter. Net revenues less discounts, returns and billbacks reached $13.2 million versus $15.0 in the prior year quarter. The working capital shortfall that prohibited the Company’s ability to meet demand during the majority of the quarter, which negatively impacted revenue between $5.8 and $6.2 million.

Gross profit was 16% of net sales versus 33% in the prior year, also reflective of the significant impact of the working capital limitations on production and shipping.

Total operating expenses for the quarter were $5.1 million compared to $4.4 million in the third quarter of 2017, due primarily to higher non-cash expenses including increased amortization on the $20 million of intangible assets added to the balance sheet, and the stock option and stock expense associated with the five acquisitions over the past two years. EBITDA on an adjusted basis for the three-month period ended September 30, 2018 was ($2.5 million), primarily as a result of the impact on revenue from the inventory shortfall.

About New Age Beverages Corporation (NASDAQ: NBEV)
New Age Beverages Corporation is a Colorado-based healthy beverage company focused on inspiring, educating, and hydrating consumers. The Company is the only one-stop-shop of healthy beverages and includes the brands f Búcha Live Kombucha®, XingTea®, Coco-Libre®, and Marley®. New Age growth segments of the >$1 trillion-dollar non-alcoholic beverage industry, is one of the 60 largest non-alcoholic beverage companies, one of the largest healthy beverage companies, and the fastest growing in the world over the past two years. The Company’s brands are sold across all 50 states within the US and in more than 10 countries internationally across all channels via a hybrid of distribution and route to market systems.
The Company operates the websites www.newagebev.com, www.newagehealth.com, www.mybucha.com, www.xingtea.com, www.drinkmarley.com, and  www.cocolibre.com.

New Age has exclusively partnered with the world's 5th largest water charity, WATERisLIFE, to end the world water crisis with the most innovative technologies available. Donate at WATERisLIFE.com to help us #EnditToday.

Safe Harbor Disclosure
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company including statements regarding New Age Beverage’s expectation to see continued growth both organically as well as through acquisition. The forward-looking statements are based on the assumption that operating performance and results will continue in line with historical results. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and actual results may differ materially. New Age Beverages competes in a rapidly growing and transforming industry, and other factors disclosed in the Company's filings with the Securities and Exchange Commission might affect the Company’s operations. We also refer you to the risks described in ''Risk Factors'' in Part I, Item 1A of the Company's Annual Report on Form 10-K/A and in the other reports and documents we file with the Securities and Exchange Commission from time to time. Unless required by applicable law, NBEV undertakes no obligation to update or revise any forward-looking statements.